Exhibit 3.24

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESTERN REFINING LP, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Western Refining LP, LLC (the “Company”), dated as of November 2, 2005, is entered into by Western Refining, Inc., a Delaware corporation, as the sole equity member (the “Member”), and Joan L. Dobrzynski, as the Independent Manager (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby constitutes the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”) and this Agreement; and Joan L. Dobrzynski hereby agrees as follows:

Section 1. Name.

The name of the limited liability company is Western Refining LP, LLC and the business of the Company shall be conducted solely under such name or any other name, to the extent permitted by law.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at Nemours Building, Suite 1410, 1007 Orange Street, Wilmington, Delaware 19801, or such other location as may hereafter be determined by the Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of De1aware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Section 5. Member.

(a) The Member was admitted to the Company as the initial member of the Company upon its execution of a counterpart signature page to this Agreement. The mailing address of the Member is set forth on Schedule B attached hereto.

(b) Subject to Section 9(f), the Member may act by written consent.

(c) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 21 and Section 22, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 22 and Section 23), each Person acting as an Independent Manager pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 10; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a non-economic member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to Section 10 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to Section 10 shall not be a member of the Company.

Section 6. Certificates.

The Member shall be the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the Specified States and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act. Upon cancellation of the Certificate of Formation pursuant to the Act, this Agreement shall terminate.

Section 7. Purpose. The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a) to act as the sole limited partner of the Partnership; and

(b) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Section 8. Powers.

Subject to Section 9(f), the Company and any Manager on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Subject to Section 9(f), the business and affairs of the Company shall be managed by or under the direction of the Managers. The Managers shall be appointed by the Member and shall hold office until their respective successors are selected and qualified or until their earlier death, resignation, expulsion or removal. A Manager need not be a Member. Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Independent Managers. The initial number of Independent Managers shall be one. The initial Manager designated by the Member, who shall also be the initial Independent Manager, is Joan L. Dobrzynski. Each initial Manager hereby accepts its rights and authority as a Manager under this Agreement and agrees to perform and discharge its duties and obligations as a Manager under this Agreement, and further agrees that such rights, authorities, duties and obligations under this Agreement shall continue until its successor as Manager is designated or until its resignation or removal as Manager in accordance with this Agreement. Each initial Manager further agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Act.

(b) Powers. Subject to Section 9(f), each Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7 and Section 9, each Manager has the authority to bind the Company.

(c) Compensation of Manager. The Member shall have the authority to fix the compensation of the Managers. A Manager may be paid his/her or its expenses, if any, but shall not receive any salary as a Manager. No such payment shall preclude a Manager from serving the Company in any other capacity and receiving compensation therefor.

(d) Removal of Manager. Unless otherwise restricted by law, a Manager may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(e) Manager as Agent. To the extent of its powers set forth in this Agreement and subject to Section 9(f), each Manager is an agent of the Company for the purpose of the Company’s business, and the actions of each Manager taken in accordance with such powers set forth in this Agreement shall bind the Company.

(f) Limitations on the Company’s Activities.

(i)	This Section 9(f) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	The Member shall not amend, alter, change or repeal the definition of “Independent Manager” or Section 5(c), Section 8, Section 9, Section 10, Section 20, Section 22, Section 23, Section 24 or Schedule A of this Agreement without the unanimous written consent of the Independent Managers. Subject to this (f), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 30.

(iii)	The Managers shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that, subject to Section 9(f)(ii), the Company shall not be required to preserve any such right or franchise if the Managers shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

Failure of the Company, or the Member or the Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member, the Managers, the Officers, the Special Members or the Independent Managers.

Section 10. Independent Managers.

No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement, and the Independent Managers shall have no authority to bind the Company. In exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. At such time as all Obligations of the Company have been paid in full, any provision of Section 9(f) or otherwise herein requiring the consent of the Independent Managers shall no longer be effective.

Section 11. Officers.

The Managers may appoint such Officers and agents of the Company as they shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managers. The Managers may assign titles (including, without limitation, president, vice president, secretary and treasurer) to any such person as they deem advisable. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked at any time by the Managers. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Managers. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer elected or appointed and any delegation pursuant to this Section 11 by the Managers may be removed or revoked, as applicable, at any time, with or without cause, by the Managers. Any vacancy occurring in any office of the Company shall be filled by the Managers as determined by the Managers.

The Managers hereby appoint the following individual as the initial Officers of the Company:

President, Treasurer and Secretary	Joan L. Dobrzynski
Assistant Secretary and Assistant Treasurer	Francis B. Jacobs II

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member, the Managers, the Officers, the Special Members or the Independent Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a Manager, an Officer, a Special Member or an Independent Manager of the Company.

Section 13. Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 5(c), the Special Members shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 17. Books and Records.

The Managers shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18. Entity Classification for Income Tax Purposes.

The Company shall be disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 (and for state income tax purposes in all states that follow the federal entity classification rules). The Company shall not elect to be taxed as a corporation pursuant to Treasury Regulation Section 301.7701-3.

Section 19. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member, the Managers, the Officers, the Special Members and any Independent Manager and any Affiliate of the Member or the Managers or the Officers or the Special Members or the Independent Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, none of the Member, the Managers, the Officers, the Special Members, the Independent Managers or any officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a mam1er reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member, the Managers, the Officers and the Special Members shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters that the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments.

(a) To the fullest extent permitted by law, a Member or beneficial owner of any Member Interest may sell, assign, transfer, mortgage, charge or otherwise encumber (collectively called a “Transfer”), its Member Interest or any beneficial interest therein. Subject to Section 22, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

(b) No Special Member shall have any right to assign or transfer any of its rights as a Special Member unless (i) a successor Special Member has been admitted to the Company as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Manager.

Section 22. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Section 23. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of , the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 21 and Section 22, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 22), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Independent Managers hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law, or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 25. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 26. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 20, 21, 22, 23, 25, 28 and 30, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers, in accordance with its terms.

Section 29. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30. Amendments.

Subject to Section 9(f), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

Section 31. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, and all of which together shall constitute one and the same instrument.

Section 32. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 33. Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of November 2, 2005.

Section 34. Article 8 Opt-In.

Each Member Interest shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8 101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

Section 35. Unit Certificates.

(a) Upon the issuance of Member Interests in the Company to any Person in accordance with the provisions of this Agreement, the Company shall issue one or more non-negotiable certificates in the name of such Person substantially in the form of Exhibit A hereto (each, a “Unit Certificate”), which evidences the ownership of the Member Interests of such Person. Each such Unit Certificate shall be denominated in terms of the percentage of the Member Interests in the Company evidenced by such Unit Certificate and shall be signed by the Member on behalf of the Company.

(b) The Company shall issue a new Unit Certificate in place of any Unit Certificate previously issued if the holder of the Member Interests represented by such Unit Certificate, as reflected on the books and records of the Company:

(i)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Unit Certificate has been lost, stolen or destroyed;

(ii)	requests the issuance of a new Unit Certificate before the Company has notice that such previously issued Unit Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)	if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Unit Certificate; and

(iv)	satisfies any other reasonable requirements imposed by the Company.

(c) Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all Member Interests represented by a Unit Certificate, the transferee of such Member Interests shall deliver such Unit Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Unit Certificate to such transferee for the percentage of Member Interests being transferred and, if applicable, cause to be issued to such Member a new Unit Certificate for that percentage of Member Interests in the Company that were represented by the canceled Unit Certificate and that are not being transferred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 2nd day of November, 2005.

MEMBER:

WESTERN REFINING, INC., A Delaware corporation

By:

Name:	Paul L. Foster

Title:	President and Chief Executive Officer

MANAGER AND INDEPENDENT MANAGER:

Joan L. Dobrzynski

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 2, 2005, as amended or amended and restated from time to time.

“Company” means Western Refining LP, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Independent Manager” means a natural person who, for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (a) a direct or indirect legal or beneficial owner of the Company or any of its Affiliates or any Property Owner or any of their respective Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Manager), family member, manager, or contractor of the Company or any of their respective Affiliates, or (c) a Person who controls (directly, indirectly, or otherwise) the Company or any of its Affiliates or any of their respective Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of their respective Affiliates.

“Manager” means each person selected to be a manager of the Company from time to time by the Member. A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act. The term “Manager” shall not include any Independent Manager.

“Member” means Western Refining, Inc., as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, that the term “Member” shall not include the Special Members.

“Member Interest” means with respect to any Member of the Company, (a) that Member’s status as a member of the Company; (b) that Member’s right to receive distributions from the Company; (c) all rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on the Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make capital contributions.

“Officer” means an officer of the Company appointed pursuant to Section 11.

“Partnership” means Western Refining MergerSub, L.P.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any governmental authority.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Specified States” means the state of Delaware, and such other states as the Managers may determine in their sole discretion.

“Transfer” shall have the meaning set forth in Section 21(a).

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest

Western Refining, Inc.	6500 Trowbridge Drive El Paso, Texas 79905	$1,000	100%

B-1